Exhibit 1.1
June 18, 2014

CONFIDENTIAL

Youngevity International, Inc
2400 Boswell Rd
Chula Vista, CA 91914

Attention: David Briskie CFO

Re:  Youngevity International. Inc. Engagement of TriPoint Global Equities, LLC

Dear Mr. Briskie:

This letter agreement (“Agreement”) confirms the engagement of TriPoint Global Equities, LLC (“TGE”) by Youngevity International, Inc. (the “Company”) as placement agent to arrange, on a best efforts basis (subject to the terms herein), a debt financing, convertible  debt  or equity transaction between and among the Company and those persons or entities (collectively, the “Investors”) on behalf of the Company on terms agreed to by both TGE and the Company (such transaction, a “Transaction” or the “Transactions”). A Transaction may occur through a private placement pursuant to one or more exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”).

1.           Retention.  Subject to the terms and conditions of this Agreement, the Company hereby engages TGE to act on behalf of the Company as its non exclusive placement agent during the Authorization Period (as defined below) to arrange, on a best efforts basis, a Transaction in an amount and on terms and conditions satisfactory to the Company and TGE hereby accepts such engagement.

2.           Authorization Period; Termination.

a.           TGE’s engagement shall become effective on the date hereof and, unless extended by the Company and TGE or as otherwise provided in this paragraph, shall expire six (6) months after the signing of this Agreement (the “Authorization Period”). Upon completion of the related Authorization Period, unless extended and except as otherwise indicated herein, this Agreement shall expire with respect to such Transaction (“Expiration”).

b.           TGE’s engagement hereunder shall be non exclusive.

c.           Notwithstanding the above, this Agreement and TGE’s obligations hereunder are conditional upon TGE, in its sole discretion, being satisfied that the probability of consummating a Transaction is likely following TGE’s preliminary due diligence on the Company, the market for such Transaction and the proposed terms for such Transaction.  In order for TGE to perform its due diligence, the Company agrees to provide such information as TGE reasonably requires regarding the Company, its financial condition and its operations.

3.           Compensation.

a.           Cash Fee for Debt. The Company shall pay TGE cash fees, including fees on additional tranches that are part of the signed initial term sheet or any subsequent investments by the parties to the term sheet, as set forth on Schedule A attached hereto, which schedule forms part of this Agreement. All cash fees shall be paid by wire transfer on the closing date of each Transaction upon the release of funds from escrow or cash receipt.

    130 West 42nd Street, 10th Floor
New York, NY 10036
Phone: 212 732 7184
Fax: 212 202 6380
www.tripointglobalequities.com

b.           Placement Agent Warrants. On the closing date of the Transaction, involving securities, of the Company on which aggregate cash consideration is paid  to the Company, the Company shall issue to TGE or its permitted assigns warrants (“Warrants”) to purchase such number of shares of the Company’s common stock as is set forth on Schedule A attached hereto.  In addition the Company shall issue to TGE or its permitted assigns warrants (“Warrants”) to purchase such number of the Company’s common stock shares underlying any warrants issued to the purchaser of the Securities as is set forth on Schedule A attached hereto. The exercise price per share and the expiration date of the Warrants shall be the same as the warrants issued to the purchasers of the Securities. All the Warrants shall provide for cashless exercise.

After the completion of the Transaction, the Company will prepare for filing with the SEC a Form S-1 Registration Statement to register the resale of all the shares of common stock underlying the Warrants issued in the Transaction. The Company will seek to maintain a current Registration Statement for a period of at least one year or until all shares of such common stock can be freely sold without registration, whichever event occurs first. The Company shall be responsible for all costs incurred in connection with filing said Registration Statement, except that each holder of the Warrant or holder of the common stock underlying the Warrant shall be responsible for all their own personal legal and other professional fees incurred by them. Notwithstanding the registration obligation set forth in this Section 3(b), in the event the Securities and Exchange Commission (the "Commission") or the Company's legal counsel advises the Company that all of the shares of common stock cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform the holders of the common stock and use its commercially reasonable efforts to file such amendments to the initial registration statement as may be required by the Commission and/or (ii) withdraw the initial registration statement and file a new registration statement (a "New Registration Statement'), in either case covering the maximum number of securities permitted to be registered by the Commission on Form S-1 (or on such other form available to register for resale the Securities as a secondary offering.

           c.           Tail Period. If at any time within the twelve (12) months following the Expiration or Termination of this Agreement (the “Tail Period’), the Company completes any type of a debt or equity transaction or receives consideration from any Investor(s) (i) first identified to the Company by TGE during the Authorization Period and with whom the Company has not been previously introduced (as evidenced by reasonable documentation); or (ii) with whom the Company has spoken to as a result of TGE arranging a conference call or a meeting during the Authorization Period, then (“Qualified Investors”), the Company shall pay to TGE all compensation described in this Agreement

d.           Other Member Firms. In connection with a Transaction, TGE shall have the right to associate itself with other members of the Financial Industry Regulatory Authority (“FINRA”) and/or agents who will share in compensation; subject to compliance with applicable laws.

e.           Right of First Refusal.  If, during this engagement, the Company decides to pursue an offering of securities or other financing of the Company in connection with the Transaction or otherwise, that are similar in nature to the contemplated offering of convertible debt for the coffee division, then TGE will have a right of first refusal to act as lead underwriter, placement agent or arranger, as the case may be, for such financing.

4.           Reimbursements. The Company agrees to pay a non-accountable $2,000 due diligence fee in the event there is an initial site visit or travel expenses. If a Transaction is consummated, the Company shall reimburse TGE for all of its actual reasonable out of pocket expenses incurred, including costs related to TGE’s actual counsel fees of up to $10,000 per transaction. The Company shall be responsible for, and shall bear, all expenses directly and necessarily incurred in connection with a Transaction, including, without limitation, the costs of preparing, printing, mailing and filing any documents to be provided to Investors and all amendments and supplements thereto; registrar and transfer taxes, if any, preparing, printing, and delivering any other Information or Company Data (as defined below); blue sky fees; filing fees; as well as the fees and disbursements of Company or TGE’s counsel in connection with blue sky matters;. Any expense over $1,000 shall be pre-approved by the Company in writing. At TGE’s discretion, pre-approved expenses will be billed as incurred or summarized in a final expense statement payable at the closing of any Transaction.

5.           Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and covenants with, TGE as follows:

a.           Except as may be specifically set forth in this Section 5 and compliance with the provisions further set forth herein, neither the Company nor any person acting on its behalf has taken, and the Company shall not and shall not permit its affiliates to take, directly or indirectly, any action so as to cause any of the transactions contemplated by this Agreement to fail to be entitled to exemption from registration or qualification under all applicable securities laws or which constitutes general advertising or general solicitation (as those terms are used in Regulation D under the Securities Act) with respect to the related securities.

b.           If in connection with the proposed Offering to be made pursuant to this Agreement, the Company intends to make a general solicitation within the meaning of Rule 502 under the Securities Act (“General Solicitation”), the offer, sale and issuance of the Shares will be made in reliance on Rule 506(c) under the Securities Act and, in such case, the Company represents, warrants, covenants and agrees that all sales of Shares shall be made only to “accredited investors” (as such term is defined in Rule 501 of Regulation D under the Securities Act), and that it has taken or will take reasonable steps to verify that such purchasers are accredited investors, which reasonable steps may include but are not limited to the methods identified in Rule 506(c).

c.           The Company has made or will timely make all filings, including applicable Form D filings, with the Securities and Exchange Commission and any applicable state securities commission relating to the offer, sale and issuance of the Shares required to be made prior to the date hereof, and the Company covenants and agrees it shall make all additional required filings, including applicable Form D filings, with the Securities and Exchange commission and any applicable state securities commission following the offer, sale and issuance of the Shares pursuant to this Agreement.

d.           The Company has not made any prior offering nor sold any securities in any prior offering that would be integrated pursuant to Rule 502(a) with the Offering and the transactions contemplated by this Agreement in which the Company has not taken reasonable steps to verify that the purchasers of such securities were accredited investors. Further, the Company covenants and agrees it shall take reasonable steps to verify that all investors are accredited investors in connection with (i) the offer, sale and issuance of the Shares pursuant to this Agreement in any Subsequent Closing and (ii) pursuant to any other future securities offering that would be integrated with the transactions contemplated by this Agreement.

e.           The Company shall take and shall cause its affiliates to take such actions as may be required to cause compliance with this Agreement. TGE acknowledges that the Company may cause its affiliates to perform any of its obligations hereunder; provided, however, that the Company’s intention to do so (or any action by the Company or TGE in respect thereof) shall not relieve the Company from its obligation to perform such obligations when due.

f.           The Company will furnish, or cause to be furnished, to TGE such information as TGE believes appropriate to its engagement hereunder (all such information, the "Information"), and the Company represents that all such Information will be accurate and complete in all material respects. The Company will promptly notify TGE of any change that may be material in such Information. It is understood that TGE will be entitled to rely on and use the Information and other information that is publicly available without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

g.           It is also understood that the Company may make available to offerees of any securities additional material, data or other information relating to the Company (“Company Data”). The Company recognizes and confirms that (a) in performing the services contemplated by this Agreement, TGE will use and rely primarily on the Information, the offering information and the Company Data made available to TGE and on other information available from generally recognized public sources without having independently verified the same; (b) the Information, the offering memorandum and the Company Data are the sole responsibility of the Company, and TGE does not assume any responsibility for the accuracy or completeness of the Information, the offering memorandum or the Company Data, and will not undertake to verify independently any of their accuracy or completeness.

h.           The Company represents that none of the Company, its predecessors or affiliates has been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminary or permanently enjoining such person for failing to comply with Section 503 of Regulation D.

i. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

j.           The Company hereby represents and warrants to TGE that (i) the Company has full right and authority to enter into this Agreement and to perform its obligations hereunder, and (ii) the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder will not conflict with or breach any agreement, order or decree to which the Company is a party or by which the Company is bound.

6.           Representations, Warranties and Covenants of TGE. TGE represents and warrants to, and covenants with, the Company as follows:

a.           None of TGE, its affiliates or any person acting on behalf of TGE or any of such affiliates has engaged or will engage in any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) with respect to the securities contemplated herein, except if the Offering contemplated herein is to be made pursuant to Rule 506(c).

b.           If applicable, TGE will use its best efforts to conduct the offering and sale of securities so that securities are sold in a transaction or series of transactions exempt from registration under the Securities Act.

c.           TGE will send materials related to the Transactions only to persons that the TGE reasonably believes are “accredited investors” (as defined under Rule 501(a) of the Securities Act).

d.           TGE agrees that, except as otherwise required by law, regulation or court order or as contemplated by its engagement hereunder, the non-public information furnished to TGE by the Company shall be held by TGE as confidential.

e.           TGE agrees to disclose in the offering documents presented to its Investors its fees.

f.           TGE is duly registered pursuant to Section 15(a) of the Securities Exchange Act of 1934, as amended, and is a member in good standing with FINRA.

g.           None of TGE, its predecessors, affiliates, directors, officers or any persons registered with TGE participating in the Offering is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).

7.           Indemnification. The Company agrees to indemnify TGE in accordance with the terms set out in Schedule B to this Agreement, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement. Such indemnity (“Indemnity”) will be in addition to, and not in substitution for, any liability which the Company or any other person may have to TGE or other persons indemnified pursuant to an indemnity apart from the Indemnity.

8.           Tombstone Advertisements. Following the final closing of a Transaction, the Company shall pay for the reasonable costs of placing “tombstone advertisements,” prepared in compliance with SEC Rule 134, in any publications which may be selected by TGE. Not to exceed $2,000.

9.           Survival of Certain Provisions. The expense, tail, indemnification, reimbursement and contribution obligations of the Company provided herein and TGE’s rights to compensation (which term includes all fees, amounts and/or Warrants due or which may become due) shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction described herein or (ii) any Termination or the completion or Expiration of this Agreement.

10.           Notices. Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by certified mail, return receipt request or recognized overnight courier or personally delivered:

(a) if to the Company,

Youngevity International, Inc
2400 Boswell Rd.
Chula Vista, CA 91914
Attention: David Briskie

and (b) if to TGE,

TriPoint Global Equities, LLC
130 West 42nd Street, 10th Floor
New York, NY 10036
Attention: Mark Elenowitz

11.           Confidentiality. No financial advice rendered by TGE pursuant to this Agreement may be disclosed publicly in any manner without TGE’s prior written consent, except as may be required by law, regulation or court order but subject to the limitation below. If the Company is required or reasonably expects to be so required to disclose any advice, the Company shall provide TGE with prompt notice thereof so that TGE may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advice disclosed will be covered by such order or other remedy. Whether or not such a protective order or other remedy is obtained, the Company will and will cause its affiliates to disclose only that portion of such advice which the Company is so required to disclose. TGE shall keep the Company’s information confidential and disclose only when necessary to qualified potential investors.

TGE acknowledges that, in the course of performing its duties hereunder, it may obtain information relating to the Company, which the Company has marked as confidential ("Confidential Information").  TGE shall hold at all times, both during the term of this agreement and at all times thereafter, such Confidential Information in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this agreement, without the Company's prior written consent.  TGE shall not disclose any Confidential Information to any person or entity, other than to TGE's employees or advisors as may be reasonably necessary for purposes of performing its duties hereunder, without the Company's prior written consent.   The foregoing notwithstanding, the term "Confidential Information" shall not include information which (i) becomes generally available to the public, other than as a result of a breach hereof; (ii) was available to TGE on a non-confidential basis prior to its disclosure to TGE by the Company; or (iii) becomes available to TGE on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with respect to such information.  The foregoing notwithstanding, TGE may disclose Confidential Information to the extent required by law or regulation, including but not limited to court orders, subpoenas, civil investigative demands and interrogatories.

12.           Choice of Law; Dispute Resolution.

a. This AGREEMENT shall be interpreted, controlled, and enforced in accordance with the substantive laws of the State of New York.

b.           Each party shall bear its own expenses in any litigation conducted under this section; provided that, in any action in which TGE seeks compensation and/or reimbursement of expenses, the Company shall reimburse TGE for all costs associated with such action (including all reasonable attorneys’ fees) fees if TGE is the prevailing party and shall advance all AAA forum fees and AAA arbitrator.

c.           Disputes; Arbitration:

(i)           Mandatory Arbitration. All disputes arising out of or relating to this AGREEMENT will be resolved by mandatory, binding arbitration in accordance with this Section 12(c).

(ii)           Friendly Negotiations. Before any arbitration is commenced pursuant to this Section 12(c), the Parties must endeavor to reach an amicable settlement of the dispute through friendly negotiations.

(iii)           Commencement of Arbitration. If no mutually acceptable settlement of the dispute is made within the sixty (60) days from the commencement of the settlement negotiation or if any party to this AGREEMENT refuses to engage in any settlement negotiation, any party to this AGREEMENT may submit the dispute for arbitration.

(iv)           Arbitration. Any arbitration commenced pursuant to this Section 12(c) will be conducted in New York, New York under the Commercial Rules of the American Arbitration Association (“AAA”) by arbitrators appointed in accordance with such rules. The arbitration will be conducted by a panel of three arbitrators, one chosen by each party to this AGREEMENT and the third by agreement of the parties; failing agreement within 30 days of commencement of the arbitration proceeding, the AAA will appoint the third arbitrator. The proceedings will be confidential and conducted in English. The arbitral tribunal will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties. The arbitral tribunal will determine how the parties will bear the costs of the arbitration. Notwithstanding the foregoing, each party will have the right at any time to immediately seek injunctive relief, an award of specific performance or any other equitable relief against the other party in any court or other tribunal of competent jurisdiction. During the pendency of any arbitration or other proceeding relating to a dispute between the parties, the parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this AGREEMENT, except with regard to the matters under dispute.

13.           Miscellaneous.

a.           This Agreement  sets forth the entire agreement between the parties, supersedes and merges all prior written or oral agreements with respect to the subject matter hereof, may only be amended in writing

b.           This Agreement may not be assigned by either party without the prior written consent of the other party.

c.           If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to TGE the enclosed duplicate copy of this Agreement.

TriPoint Global Equities, LLC

By:
Name:  Mark Elenowitz
Title:    Chief Executive Officer

ACCEPTED AND AGREED TO
This ___ day of May 2014

Youngevity International, Inc

By:
Name: David Briskie
Title:   Chief Financial Officer

SCHEDULE A

Acquisition/Disposition of assets	On amounts from	to	Cash fee %	Warrant fee %*
(includes any business combination	NA	up to $10,000,000	6.0%	NA
or M&A activity resulting from a party directly or indirectly introduced by TGE to the Company)	$10,000,001	$15,000,000	5.0%	NA
	$15,000,001	$20,000,000	4.0%	NA
Fees are calculated on each tranche.	$20,000,001	$25,000,000	3.0%	NA
	$25,000,001	and above	2.5%	NA

Equity/equity-linked financings	Transaction Type		Cash fee %	Warrant fee %*

Fees are calculated on each tranche.	PIPE/Convertible Debt		10.0%	10.0%

Debt financings	On amounts from	to	Cash fee %	Warrant fee %*
	NA	no max	6%	6%
Fees are calculated on each tranche.

Debt fees do not include any fees required by the lender. The warrant fee for a Debt financing will be payable based upon the Commitment size of the loan.

Note: If it is unclear which category a transaction falls under it will be deemed an equity transaction unless negotiated beforehand

*The number of shares of common stock issuable upon exercise of the Warrants shall include all shares of common stock issuable under the Financings, including, without limitation, shares issuable upon conversion or exercise of any securities.

SCHEDULE B - INDEMNITY

The Company (as defined in the Placement Agreement to which this schedule is attached and herein referred to as  the “Indemnitor”)  hereto hereby agrees to indemnify and hold TGE and any of its affiliates, agents, sub-agents, directors, officers, employees and shareholders (herein referred to as an "Indemnified Party" or the “Indemnified Parties”) harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be made against an Indemnified Party, to which an Indemnified Party may become subject or otherwise involved in any capacity under any statute, at law or in equity insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Company by TGE hereunder or otherwise in connection with the matters referred to in the Agreement to which this is attached, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(i)	an Indemnified Party has been negligent or dishonest or has committed any fraudulent act in the course of such performance, or has breached applicable laws; and

(ii)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty, fraud, or breach referred to in (i).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to an Indemnified Party or insufficient to hold them harmless, then the Indemnitor shall contribute to the amount paid or payable by an Indemnified Party as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and an Indemnified Party on the other hand but also the relative fault of the Indemnitor and an Indemnified Party, as well as any relevant equitable considerations; provided that the Indemnitor shall, in any event, contribute to the amount paid or payable by an Indemnified Party as a result of such expense, loss, claim, damage or liability, any excess of such amount over the amount of the fees received by an Indemnified Party hereunder pursuant to the agreement to which this indemnity is attached.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or an Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or an Indemnified Party and any Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by an Indemnified Party, an Indemnified Party shall have the right to employ their own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse an Indemnified Party for time spent by it in connection therewith) and out-of-pocket expenses incurred by it in connection therewith of one attorney only shall be paid by the Indemnitor as they occur unless caused pursuant to (i) or (ii) above.

Promptly after receipt of notice of the commencement of any legal proceeding against an Indemnified Party or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Indemnified Party will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and ensure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, an Indemnified Party. The foregoing provisions shall survive the completion of professional services rendered under the Agreement to which this is attached or any termination of the authorization given by the Agreement to which this is attached.